EXHIBIT 8

[Ober, Kaler, Grimes & Shriver letterhead]

October 27, 2004

Board of Directors

Slavie Federal Savings Bank

1614 Churchville Road

Bel Air, Maryland 21015

Gentlemen:

We have acted as tax counsel to Slavie Federal Savings Bank (the “Bank”) in connection with the overall transaction, described in more detail below, in which the Bank will be converted from a federally chartered mutual savings bank into a federal mutual holding company structure. In rendering the opinions expressed below, we have reviewed and relied upon the Amended and Restated Plan of Reorganization From a Mutual Savings Bank to a Mutual Holding Company adopted by the Board of Directors of the Bank (the “Plan”) and certain factual representations concerning the Plan and the transaction made by representatives of the Bank (together, the “Documents”). Unless otherwise indicated, terms used in this opinion have the meanings set forth in the Plan.

FACTS

The Bank is currently a federally chartered mutual savings bank. As such, the Bank does not have stockholders and has no authority to issue capital stock. Each depositor in the Bank has both a deposit account in the Bank and a pro rata ownership interest in the net worth of the Bank based upon the balances in his or her accounts with the Bank. This ownership interest in the Bank may be realized only upon a liquidation of MHC. A depositor who reduces or closes an account receives nothing for the ownership interest in the net worth of the Bank.

On September 14, 2004, the board of directors unanimously adopted the Plan, pursuant to which the Bank will reorganize from a federally chartered mutual savings bank into a two-tier federal mutual holding company structure. The reorganization will be completed as follows:

(i)	the Bank will organize an interim stock savings bank as a wholly-owned subsidiary (“Interim One”);

Board of Directors

Slavie Federal Savings Bank

October 27, 2004

(ii)	Interim One will organize an interim stock savings bank as a wholly-owned subsidiary (“Interim Two”);

(iii)	Interim One will organize SFSB, Inc. (the “Stock Holding Company”) as a wholly-owned subsidiary;

(iv)	the Bank will exchange its charter to be in the form of a federal stock savings bank charter, at which time the Bank will become a stock savings bank (the “Stock Bank”), and Interim One will exchange its charter for a federal mutual holding company charter to become Slavie Bancorp, MHC (the “Mutual Holding Company”);

(v)	simultaneously with step (iv), Interim Two will merge with and into the Stock Bank, and the Stock Bank will be the surviving institution;

(vi)	all of the stock constructively issued by the Stock Bank will be transferred to the Mutual Holding Company in exchange for membership interests in the Mutual Holding Company, and the former members of the Bank will become members of the Mutual Holding Company; and

(vii)	the Mutual Holding Company will contribute the Stock Bank’s stock to the Stock Holding Company, and the Stock Bank will become a wholly owned subsidiary of the Stock Holding Company.

Concurrently with the reorganization, the Stock Holding Company will offer for sale up to 45% of its common stock (the “Common Stock”) representing up to 49.9% of the pro forma market value of the Stock Holding Company and the Stock Bank. Under the Plan and in accordance with regulations of the Office of Thrift Supervision (“OTS”), the shares of Common Stock will first be offered pursuant to nontransferable subscription rights (the “Subscription Rights”) on the basis of preference categories in the following order of priority:

(1)	Eligible Account Holders;

(2)	Tax-Qualified Employee Stock Benefit Plans;

(3)	Supplemental Eligible Account Holders; and

(4)	Other Members.

Board of Directors

Slavie Federal Savings Bank

October 27, 2004

Upon the effective date of the reorganization, the voting, ownership and liquidation rights of the members of the Bank will become the rights of members of the Mutual Holding Company. Each deposit account in the Bank at the effective date of the reorganization will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, except that the holder of each such deposit account will have ownership and membership rights with respect to the Mutual Holding Company rather than the Bank for so long as such holder maintains a deposit account with the Stock Bank. All insured deposit accounts of the Bank that are transferred to the Stock Bank will continue to be federally insured up to the legal maximum by the Federal Deposit Insurance Corporation (“FDIC”) in the same manner as deposit accounts existing in the Bank immediately prior to the reorganization. Any new deposit accounts established with the Stock Bank after the reorganization will create membership and liquidation rights in the Mutual Holding Company and will be federally insured up to the legal maximum by the FDIC.

All loans and other borrowings from the Bank shall retain the same status with the stock Bank after the reorganization as they had with the Bank immediately prior to the reorganization. Borrowers from the Bank are not members of the Bank. Accordingly, borrowers will not be members of the Mutual Holding Company after the reorganization. The reorganization will not result in any reduction in the amount of retained earnings, undivided profits, and general loss reserves that the Bank had prior to the reorganization. Such retained earnings and general loss reserves will be transferred to the Stock Bank and maintained in accordance with generally accepted accounting principles.

In reaching the opinions set forth below, we have assumed that:

(a) there are no oral or written modifications of or amendments to the Documents, as reviewed by us, there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise, and the transactions contemplated by the Plan will be consummated in accordance with the terms of the Plan; and

(b) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original document, all signatures on all documents submitted to us for examination are genuine, and all public records reviewed are accurate and complete.

Board of Directors

Slavie Federal Savings Bank

October 27, 2004

OPINIONS

Based upon our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that for federal and Maryland state income tax purposes:

1. The conversion of the Bank from a mutual savings bank to Stock Bank, a stock bank, will qualify as a reorganization described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. No gain or loss will be recognized by the Bank upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by Stock Bank of the liabilities of the Bank.

3. No gain or loss will be recognized by Stock Bank upon the receipt of the assets of the Bank in exchange for shares of Stock Bank common stock.

4. Stock Bank’s holding period in the assets received from the Bank will include the period during which such assets were held by the Bank.

5. Stock Bank’s basis in the assets received from the Bank will be the same as the basis of such assets in the hands of the Bank immediately prior to the reorganization.

6. The Bank’s members will recognize no gain or loss upon the constructive receipt of solely Stock Bank common stock in exchange for their membership interests in the Bank.

7. Stock Bank will succeed to and take into account the Bank’s earnings and profits or deficit in earnings and profits, as of the date of the reorganization.

8. The Bank’s tax year will not end as a result of the conversion of the Bank to Stock Bank and Stock Bank will not be required to obtain a new employer identification number.

9. No gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the issuance to them of deposit accounts in Stock Bank plus liquidation rights with respect to the Mutual Holding Company in exchange for their deposit accounts in the Bank, or by the other depositors in the Bank on the issuance to them of deposit accounts in Stock Bank.

10. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of Subscription Rights will be recognized only in an amount not in excess of the fair market value of the Subscription Rights. It is more likely than

Board of Directors

Slavie Federal Savings Bank

October 27, 2004

not that the fair market value of the Subscription Rights is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the Subscription Rights. Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the Subscription Rights.

11. The basis of the deposit accounts in the Stock Bank to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. The basis of the interests in the liquidation rights in the Mutual Holding Company to be received by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will be zero.

12. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize no gain or loss upon the transfer to the Mutual Holding Company of Stock Bank common stock constructively received in the conversion from the Bank to the Stock Bank solely in exchange for membership interests in the Mutual Holding Company.

13. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members’ basis in the Mutual Holding Company membership interests received in the transaction will be the same as the basis of the property transferred in exchange therefor.

14. The Mutual Holding Company will recognize no gain or loss upon the receipt of property from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in exchange for membership interests in the Mutual Holding Company.

15. The Mutual Holding Company’s basis in the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will be the same as the basis of such property in the hands of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members immediately prior to the transaction.

16. The Mutual Holding Company’s holding period for the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will include the period during which such property was held by such persons.

17. The Mutual Holding Company and the persons who purchase Common Stock in the Subscription Offering and Community Offering (“Minority Stockholders”) will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to the Stock Holding Company in exchange for stock in the Stock Holding Company.

Board of Directors

Slavie Federal Savings Bank

October 27, 2004

18. The Stock Holding Company will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Common Stock.

19. The Mutual Holding Company’s basis in the Common Stock received will be the same as its basis in the Stock Bank stock transferred to the Stock Holding Company.

20. The Mutual Holding Company’s holding period in the Common Stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange.

21. The Stock Holding Company’s basis in the Stock Bank stock received from the Mutual Holding Company will be the same as the basis of such property in the hands of the Mutual Holding Company.

22. The Stock Holding Company’s holding period for the Stock Bank stock received from the Mutual Holding Company will include the period during which such property was held by the Mutual Holding Company.

23. It is more likely than not that the basis of the Common Stock to the Minority Stockholders will be the purchase price thereof. The holding period of the Common Stock purchased pursuant to the exercise of Subscription Rights shall commence on the date on which the Subscription Rights are exercised.

24. The Maryland state income tax consequences of the proposed transaction are consistent with the federal income tax consequences as described above.

Our opinions in paragraphs 10 and 23 above are based on the position that the Subscription Rights have a fair market value of zero. In this regard we note that the Subscription Rights are available to the recipients without cost, are legally non-transferable and of short duration, and afford the recipients the right only to purchase shares of Common Stock at the same price as shares of Common Stock will be offered to members of the general public in the Community Offering and Syndicated Community Offering, if any. However, because there are no judicial opinions or official Internal Revenue Service positions on this issue, and fair market value is inherently as factual issue, our opinions related to the Subscription Rights constitutes a reasoned conclusion rather than an absolute opinion. We are not aware that the Internal Revenue Service has claimed that subscription rights issue in any similar transaction have any market value. If the Internal Revenue Service disagrees with our conclusion and contends that the Subscription Rights have value, income may be recognized by recipients of the Subscription Rights, in certain cases whether or not the Subscription Rights are exercised. This income may

Board of Directors

Slavie Federal Savings Bank

October 27, 2004

be capital gain or ordinary income. In addition, the Mutual Holding Company should recognize gain on the distribution of the Subscription Rights.

The opinions set forth in this letter are based upon the applicable provisions of the Code, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS, and existing judicial decisions. No rulings will be sought from the IRS with respect to any of the matters discussed herein. There can be no assurance that the conclusions presented herein will not be successfully challenged by the IRS, or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Stock Holding Company with the OTS in connection with the Reorganization and the reference to our firm in the Application H-(e)1-S under Item 110.70(a) therein.

We also hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and with the OTS as an exhibit to the Notice of Mutual Holding Company Reorganization on Form MHC-1, and any amendments thereto, and to the references to our firm in the Prospectus, which is a part of both the Registration Statement and the application for Approval of a Minority Stock Issuance by a Savings Association Subsidiary of a Mutual Holding Company on Form MHC-2.

This opinion is given solely for your use and the use of the Stock Holding Company, Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and other investors who purchase pursuant to the Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

Very truly yours,

/s/ OBER, KALER, GRIMES & SHRIVER

OBER, KALER, GRIMES & SHRIVER,

a Professional Corporation